AMENDMENT NO. 1
                                     to the
                             PARTICIPATION AGREEMENT



     AMENDMENT, dated as of January 18, 2001, to the Participation Agreement dated as of March 31, 1999 (the "Agreement"), by and among The Alger American Fund (the "Trust"), Western-Southern Life Assurance Company (the "Company"), and Fred Alger & Company, Incorporated (the "Distributor").

     WHEREAS, the Trust, the Company and the Distributor wish to revise Section
1.8 of the Agreement;

     NOW, THEREFORE, in accordance with Section 8.10 of the Agreement, the Trust, the Company and the Distributor hereby agree as follows:

     Section 1.8 of the Agreement is hereby amended, and restated in its entirety, as follows:

               1.8 The Trust shall calculate the net asset value of each Portfolio on each Business Day, as defined in Section 1.3. The Trust shall make the net asset value per share for each Portfolio available to the Company or its designated agent on a daily basis as soon as reasonably practical after the net asset value per share is calculated and shall use its best efforts to make such net asset value per share available to the Company by 6:30 p.m. Eastern time each Business Day. If the Trust provides the Company with materially incorrect share net asset value information, the Trust shall make an adjustment to the number of shares purchased or redeemed for the Accounts to reflect the correct net asset value per share. Any material error in the calculation or reporting of net asset value per share, dividend or capital gains information shall be reported promptly upon discovery to the Company.

     Except as expressly set forth above, all other terms and provisions of the Agreement shall remain in full force and effect.


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         IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Amendment as of the date and year first above written.

THE ALGER AMERICAN FUND                   WESTERN-SOUTHERN LIFE
                                          ASSURANCE COMPANY


By:__________________________             By:___________________________
Name:                                        Name: Jill T. McGruder
Title:                                       Title:  Senior Vice President

FRED ALGER & COMPANY,
INCORPORATED


By:__________________________
Name:
Title: